VALHI REPORTS 1997 RESULTS

     DALLAS, TEXAS . . January 27, 1998 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $39.2 million, or $.34 per basic share, in the fourth quarter of 1997 compared to a loss from continuing operations of $6.2 million, or $.05 per basic share, in the fourth quarter of 1996. For the full year, the Company reported income from continuing operations of $27.1 million, or $.24 per basic share, in 1997 compared to income of $.1 million, or nil per basic share, in 1996.

     Chemicals operating income at 57%-owned NL Industries, Inc. improved in 1997 due in part to higher sales and production volumes for titanium dioxide pigments ("TiO2"). In addition, NL's average TiO2 selling prices in the fourth quarter of 1997 were 10% higher than the fourth quarter of 1996 and were 5% higher than the third quarter of 1997. For the full year, average TiO2 selling prices were 4% lower in 1997 compared to 1996. NL achieved record TiO2 sales volumes in 1997 reflecting strong demand, particularly in Europe, with fourth quarter and full year sales volumes increasing 5% and 10%, respectively, compared with the same periods in 1996. Chemicals operating income in 1997 includes $12.9 million ($3.2 million in the fourth quarter) resulting from refunds of German franchise taxes related to prior years. In December 1997, NL announced the sale of its specialty chemicals business unit for $465 million cash. The completion of the transaction is subject to regulatory approvals and is expected to occur in the first quarter of 1998. The Company's 1997 results include net sales of $147 million and operating income of $43 million related to this business unit.

     The Company's component products business, CompX International Inc., reported higher sales and operating income due primarily to higher sales volumes in all three of its major product lines (ergonomic computer support systems, drawer slides and locks). The Company's equity in Waste Control Specialists' losses was higher in 1997 due principally to start-up expenses associated with its new facility for the treatment, storage and disposal of hazardous and toxic wastes, as well as larger expenditures in conjunction with its on-going pursuit of permits for the treatment, storage and disposal of low-level and mixed radioactive wastes.

     Securities earnings increased in 1997 due to (i) security transaction gains of $48.9 million, principally in the fourth quarter, resulting primarily from the exercise by certain holders of the Company's LYONs debt obligation of their right to exchange such LYONs for a portion of the shares of Dresser Industries common stock held by the Company, (ii) dividends received from The Amalgamated Sugar Company LLC and (iii) a higher level of funds available for investment, including interest earned on debt financing Valhi provided to Snake River Sugar Company in 1997 and the investment of funds generated from the disposition of discontinued operations. Interest expense increased in 1997 due primarily to Valhi's loans from Snake River Sugar Company. General corporate expenses in 1997 include a first quarter noncash charge of $30 million related to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL Industries.

     Discontinued operations include the results of the Company's former building products and fast food operations. The extraordinary loss relates principally to the premium paid and unamortized deferred financing costs in connection with the September 1997 early retirement of $66.2 million principal amount of Valcor's 9 5/8% Senior Notes.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings. Actual results could differ materially from those forecasted or expected.

    Valhi, Inc. is engaged in the chemicals, component products and waste management industries. The Company's 1997 results are subject to final audit.

                                   * * * * *

                   VALHI, INC. AND SUBSIDIARIES

                      SUMMARY OF OPERATIONS

                           (Unaudited)

             (In millions, except earnings per share)

                                   THREE MONTHS ENDED    YEARS ENDED
                                      DECEMBER 31,       DECEMBER 31,

                                     1996*    1997     1996*      1997

Net sales
  Chemicals                         $234.0    $243.9  $  986.1 $  984.4
  Component products                  24.0      28.4      88.7    108.7


                                    $258.0    $272.3  $1,074.8 $1,093.1



Operating income
  Chemicals                         $ 10.5    $ 37.2  $   92.0 $  106.7
  Component products


  Total operating income              17.8      45.4     114.1    135.0

Equity in Waste Control Specialist    (2.4)     (3.8)     (6.4)   (12.7)
Equity in Amalgamated                  5.1       -        10.0      -
General corporate items, net:
  Securities earnings                  3.4      60.5      10.9    109.1
  Expenses, net                       (7.8)     (6.9)    (22.0)   (57.8)
Interest expense                     (24.9)    (27.4)    (98.5)  (118.9)


    Income (loss) before taxes        (8.8)     67.8       8.1     54.7
Income taxes (benefit)                (2.6)     28.6       1.1     27.6

Minority interest                       -        -         6.9      -


    Income (loss) from continuing
     operations                       (6.2)     39.2        .1     27.1
Discontinued operations               50.1       (.9)     42.0     33.6
Extraordinary item                      -        -        -        (4.3)


    Net income                       $ 43.9   $ 38.3  $   42.1 $   56.4



Basic earnings per common share
  Continuing operations             $ (.05)   $  .34  $   -    $    .24
  Discontinued operations               .43     (.01)      .37      .29
  Extraordinary item                    -



   Net income                       $  .38    $  .33  $    .37  $    .49



Weighted average common shares
 outstanding                        115.2      115.0    114.6      114.6






*Reclassified.